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                                                                   EXHIBIT 5.2

               [LETTERHEAD OF MORRIS, JAMES, HITCHENS & WILLIAMS]

     To Each of the Parties Listed
     on Schedule A Attached Hereto

             Re: ATLAS AIR PASS THROUGH CERTIFICATES, SERIES 1998-1

     Ladies and Gentlemen:

          We have acted as counsel to Wilmington Trust Company, a Delaware banking corporation (in its individual capacity, "Wilmington Trust", in its capacity as Mortgagee, Subordination Agent, and Pass Through Trustee, as the case may be, the "Trustee"), in connection with the transactions contemplated by the Pass Through Trust Agreements between Atlas Air, Inc. ("Atlas") and Wilmington Trust, as Trustee, (the "Pass Through Trust Agreements"), relating to Atlas Air Pass Through Trust 1998-1A-O, Atlas Air Pass Through Trust 1998-1B-O, and Atlas Air Pass Through Trust 1998-1C-O (collectively, the "Trusts"), each dated as of February 9, 1998. This opinion is furnished at your request in connection with the Pass Through Certificates being issued today. Capitalized terms used herein and not otherwise defined are used as defined in the Pass Through Trust Agreements, except that reference herein to any documents shall mean such document as in effect as of the date hereof.

          We have examined executed counterparts of the following documents:

               (a) the Pass Through Trust Agreements;

               (b) the Intercreditor Agreement;

               (c) each of the Liquidity Facilities;

               (d) the Registration Rights Agreement;

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To Each of the Parties Listed
on Schedule A Attached Hereto
February 9, 1998
Page 2


          (e) the Indenture (the documents described in items (a) through (e) are collectively referred to herein as the "Transaction Documents"); and

          (f) the Certificates being issued today in definitive form by the Trusts (the "Certificates").

     We also have examined and relied on originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we also have relied upon the representations and warranties contained in the certificates and other documents referred to in this paragraph.

     Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

     1. Wilmington Trust is a banking corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has the corporate power and authority to execute, deliver and perform, in its individual capacity, or as Trustee, as the case may be, the Transaction Documents, and the Certificates. Wilmington Trust is a "citizen of the United States" as defined in 49 U.S.C. Section 40102.

     2. Each of the Transaction Documents has been duly authorized, executed and delivered by Wilmington Trust in its individual capacity, or as Trustee, as the case may be, and constitutes the legal, valid and binding obligation of Wilmington Trust in its individual capacity, or as Trustee, as the case may be, enforceable against Wilmington Trust in its individual capacity, or as Trustee, as the case may be, in accordance with its terms.

     3. The Pass Through Trust Agreements constitute the legal, valid and binding obligations of Atlas, enforceable against Atlas in accordance with their terms.

     4. Wilmington Trust, solely in its capacity as Trustee, has duly authorized, issued, executed and delivered the Certificates to the holder thereof pursuant to the terms and provisions of the Pass Through Trust Agreements; the Certificate are duly authorized, legal, valid and binding obligations of the Trusts, enforceable against the Trusts in accordance with their terms and the terms of the Pass Through Trust Agreements and are entitled to the benefits of the Pass Through Trust Agreements; when issued in exchange for the Certificates pursuant to the Registration Rights Agreement and authenticated pursuant to the Pass Through Trust
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To Each of the Parties Listed
on Schedule A Attached Hereto
February 9, 1998
Page 3



Agreements, the Exchange Certificates will be duly authorized, legal, valid and binding obligations of the Trusts, enforceable against the Trusts in accordance with their terms and the terms of the Pass Through Trust Agreements and will be entitled to the benefits of the Pass Through Trust Agreements.

     5. No authorization, consent or approval of, notice to or filing with, or the taking of any other action in respect of, any governmental authority or agency of the United States or the State of Delaware governing the banking or trust powers of Wilmington Trust is required for the execution, delivery or performance by Wilmington Trust in its individual capacity, or as Trustee, as the case may be, of the Transaction Documents or the Certificates.

     6. Neither the execution, delivery or performance by Wilmington Trust in its individual capacity, or as Trustee, as the case may be, of the Transaction Documents or the Certificates, nor compliance with the terms and provisions thereof, conflicts with the charter or bylaws of Wilmington Trust or results in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation of the United States or the State of Delaware governing the banking or trust powers of Wilmington Trust or, to our knowledge, any order, writ, injunction or decree of any court or governmental authority against Wilmington Trust or by which it or any of its properties is bound or, to our knowledge, any indenture, mortgage, contract or other agreement or instrument to which Wilmington Trust is a party or by which it or any of its properties is bound, or constitutes a default thereunder.

     7. Assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the United States Internal Revenue Code of 1986 (the "Code"), as amended, or as partnerships under Subchapter K of the Code, and assuming (a) that the assets of the Trusts will be treated as held for investment purposes as provided in each Pass Through Trust Agreement and (b) that the acquisition, management and disposition of the assets of the Trusts (if the assets were held by a Certificateholder directly) would not constitute an integral part of the regular trade or business of such Certificateholder (other than the trade or business of investing), (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.
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To Each of the Parties Listed
on Schedule A Attached Hereto
February 9, 1998
Page 4



     8. To our knowledge, there are no proceedings pending or threatened against or affecting Wilmington Trust in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, would materially and adversely affect the Trusts or question the right, power and authority of Wilmington Trust in its individual capacity, or as Trustee, as the case may be, to enter into or perform its obligations under the Transaction Documents or which would call into question or challenge the validity of any of the Transaction Documents or the enforceability thereof.

     9. Each of the Equipment Notes (as defined in the Trust Indenture) to be delivered to and registered in the name of the Subordination Agent pursuant to the Intercreditor Agreement will be held by the Subordination Agent in trust as trustee for the Trusts under the Pass Through Trust Agreements on behalf of the Certificateholder of the Trusts.

     The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

     A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the banking and trust powers of Wilmington Trust (except that we express no opinion with respect to (i) federal securities laws, including, without limitation, the Securities Act of 1933, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, or (ii) state securities or blue sky laws). Insofar as the foregoing opinions relate to the validity and enforceability of the Transaction Documents expressed to be governed by the laws of the State of New York, we have assumed that each such document is legal, valid, binding and enforceable in accordance with its terms under such laws (as to which we express no opinion).

     B. The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent conveyance and similar laws relating to or affecting the rights and remedies of creditors generally, and (ii) principles of equity (regardless of whether considered and applied in proceeding in equity or at law).

     C. We have assumed the due authorization, execution and delivery by each of the parties thereto (other than Wilmington Trust in its individual capacity, or as Trustee, as the case may be) of the Transaction Documents, that each of such parties has the full power, authority and legal right to execute, deliver and perform each such document.
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To Each of the Parties Listed
on Schedule A Attached Hereto
February 9, 1998
Page 5


     D. We have assumed that all signatures (other than those of Wilmington Trust in its individual capacity, or as Trustee, as the case may be) on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

     E. We have not participated in the preparation of any offering materials with respect to the Certificates and assume no responsibility for their contents.

     This opinion may be relied upon by you in connection with the matters set forth herein. Without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.


                                        Very truly yours,


                                        /s/ Morris, James, Hitchens & Williams
                                        --------------------------------------


MML/LCL/lse
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                                  SCHEDULE A



ADDRESSEES:
-----------


Atlas Air, Inc.
Morgan Stanley & Co. Incorporated
BT Alex. Brown Incorporated
Donaldson, Lufkin & Jenrette Securities Corporation
Goldman, Sachs & Co.
Wilmington Trust Company
First Security Bank, N.A.
ABN AMRO Bank N.V., Chicago Branch
Morgan Stanley Capital Services, Inc.
Morgan Stanley, Dean Witter, Discover & Co.
Standard & Poor's Rating Services
Moody's Investor Services, Inc.
Fitch IBCA, Inc.